New Media Lottery Clients Have Surpassed $75 Million (58 Million Euros) in Ticket Sales

DUBLIN, Ireland, June 29 /PRNewswire-FirstCall/ -- New Media Lottery Services, Inc. (OTC Bulletin Board: NWMD) (“NMLS”), based in Dublin, Ireland and Virginia, USA supplies lotteries with a white label lottery system, games and management support to develop new income streams from digital lottery product distribution, including the Internet, mobile, interactive TV, and digital vending (server based terminals). New Media Lottery secures long-term contracts with lottery license holders and shares in the net revenue generated through use of the company’s numerous programs. The management of New Media has been focused on broadening the user base for the company’s digital operating platform in its primary European markets and is encouraged to report that, having passed the $75 million threshold in client sales, New Media is clearly establishing itself as a successful operator and is positioned to expand into new markets.

Commenting on the announcement, New Media Lottery CEO John Carson notes that: “Instant tickets are one of the most successful forms of lottery products. We have developed the systems to distribute these products via the Internet, mobile phones and server based terminals. We are confident that the quality, sales potential and lottery compliance of our products will provide new and expanding sources of revenue to many lotteries worldwide.”

Enquiries:

New Media Lottery Services	(1) 540 437 1688
John Carson
www.nmlsinc.com

About New Media Lottery Services, Inc.:
New Media Lottery Services, Inc. (OTC Bulletin Board: NWMD) supplies lotteries with a white label lottery system, games and management support to develop new income streams from digital lottery product distribution, including the internet, mobile telephony, interactive television and digital vending. NMLS secures long-term contracts with lottery clients and shares in the net win from these partners.

Cautionary Note Regarding Forward-Looking Statements
This document contains forward-looking information about the Company’s operating results and business prospects that involve substantial risks and uncertainties.  Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “could,” “would,” and similar expressions.  Because these forward-looking statements are subject to a number of risks and uncertainties, the Company’s actual results could differ materially from those expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended April 30, 2008 and its quarterly report on Form 10-Q for the three months ended January 31, 2009 filed with the United States Securities and Exchange Commission and available at www.sec.gov.  The Company assumes no obligation to update any such forward-looking statements.

CONTACT:  John Carson of New Media Lottery Services, +1-540-437 1688